U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                           NOTIFICATION OF LATE FILING

                                   FORM 12b-25

SEC File Number  33-19980-D                          Cusip Number   125318105


                                   [Check One]
| | Form 10-K  |_|   Form 20-F |_|   Form 11-K  |X|   Form 10-Q  |_| Form N-SAR

                           For the Period Ended:       September 30, 2005
                           [   ] Transition Report on Form 10-K
                           [   ] Transition Report on Form 20-F
                           [   ] Transition Report on Form 11-K
                           [   ] Transition Report on Form 10-Q
                           [   ] Transition Report on Form N-SAR

                           For the Transition Period Ended _____________

             Read Instructions [on back page] Before Preparing Form.
                              Please Print or Type

             Nothing in this form shall be constructed to imply that the
                Commission has verified any information contained
                                     herein

            If the notification relates to a portion of the filing checked above, identify the Item[s] to which the notification
                                    relates:

PART I - REGISTRANT INFORMATION

Full Name of Registrant:  CGI Holding Corporation

Former Name if Applicable:

Address of Principal Executive Office [Street and Number]: 5 Revere Drive
                                                           Suite 510
City, State and Zip Code:  Northbrook, Illinois 60062


PART II - RULES 12b-25[b] and [c]

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25[b], the following should be completed.

                           [Check box if appropriate]


[X]     [a] The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expenses;

[X]     [b] The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, Form 11-K, Form N-SAR, or Form N-SCR or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

        [c] The accountant's statement or other exhibit required by Rule
            12b-25[c] has been attached if applicable.


PART III - NARRATIVE

State below in reasonable detail the reasons why the Form 10-K, 20-F, 11-K, 10-Q or N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

         As previously announced, on October 27, 2005, CGI Holding Corporation d/b/a Think Partnership Inc. (the "Company") concluded that it would need to amend and restate its previously issued audited consolidated financial statements and other financial information for at least the years ended December 31, 2004, and 2003 and the unaudited consolidated financial statements for at least the quarters ended September 30, 2004 and 2003, June 30, 2005, 2004 and 2003, and March 31, 2005, 2004 and
         2003 (collectively the "Relevant Periods"). The restatement results from a change to the manner in which the Company now believes it must recognize revenue generated by its Search Engine Enhancement (SEE) business segment. Due to the fact that the restatements must be completed in sequence to derive the correct opening and closing balances for each period, the Company's unaudited consolidated financial statements for the quarterly period ended September 30, 2005 could not be completed without unreasonable effort or expense. The completed filing is expected to be available within the requested five day extension period.


PART IV - OTHER INFORMATION

    [1] Name and telephone number of person to contact in regard to this notification

         Gerard M. Jacobs        847             562-0177
           [Name]           [Area Code]      [Telephone No.]

    [2] Have all other periodic reports required under Section 13 or 15[d] of the Securities and Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months [or for such shorter period that the registrant was required to file such reports] been filed? If answer is no, identify report[s]. [X] Yes [ ] No

    [3] Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
         [X] Yes [ ] No

         If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

         It is anticipated that the following changes in unaudited results of operations for the three and nine months ended September 30, 2004 will be reflected in the earnings statements to be included in the Registrant's Form 10-Q for the three and nine months ended September 30, 2005:

                A change to restate the Company's revenues generated by its SEE segment resulted in the following changes for the three and nine months ended September 30, 2004, respectively: (1) a decrease in revenues of approximately $600,000 and $2,650,000 (2) a decrease in bad debt expense of approximately $240,000 and $820,000,
                (3) a decrease in net income of $220,000 and $1,140,000, and (4) a decrease in fully diluted earnings per share of $.01 and $.04.

                The amounts set forth herein are subject to final determination by the Company and review by its independent registered public accountant, Blackman Kallick Bartelstein LLP.




CGI Holding Corporation has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date:    November 14, 2005    By: /s/Gerard M. Jacobs
                              ----------------------------------------------
                              Chief Executive Officer


INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative [other than an executive officer], evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                    ATTENTION
             Intentional misstatements or omissions of fact constitute
                 Federal Criminal Violation [See 18 U.S.C. 1001]

                              GENERAL INSTRUCTIONS

1. This form is required by Rule 12b-25 [17 CFR 240.12b-25] of the General Rules and Regulations under the Securities Exchange Act of 1934.

2. One signed original and four conformed copies of this form and amendments thereto must be completed and filed with the Securities and Exchange Commission, Washington, D.C. 20549, in accordance with Rule 0-3 of the General Rules and Regulations under the Act. The information contained in or filed with the form will be made a matter of the public record in the Commission files.

3. A manually signed copy of the form and amendments thereto shall be filed with each national securities exchange on which any class of securities of the registrant is registered.

4. Amendments to the notifications must also be filed on form 12b-25, but need not restate information that has been correctly furnished. The form shall be clearly identified as an amendment notification.